Exhibit 99.1

Euramax International, Inc. Completes Acquisition of Berger Holdings, Ltd.

NORCROSS, Ga., November 25, 2003  —  Euramax International, Inc. announced today the completion of its previously announced acquisition of Berger Holdings, Ltd. (Nasdaq: BGRH) (“Berger”) by the merger of Amerimax Pennsylvania, Inc., an indirect wholly owned subsidiary of Euramax, into Berger, with Berger as the surviving corporation.  As a result of the merger, which was effective on November 25, 2003, each common share of Berger not owned by Euramax or its subsidiaries or held in treasury by Berger was converted into the right to receive $3.90 per share in cash, subject to dissenters’ rights.  Amerimax Pennsylvania, Inc. had previously accepted approximately 92.8% of Berger’s outstanding common shares pursuant to a tender offer that expired on November 17, 2003.  JPMorgan Chase Bank, the Paying Agent for the merger, will mail to the remaining Berger shareholders materials to be used to surrender share certificates for payment.  Berger shareholders are urged to read these materials in full.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe. Berger Holdings, Ltd. is the parent company of Berger Bros Co., which was founded in 1874, and is a manufacturer of a complete line of roof drainage products specializing in copper as well as residential and commercial snow guards. All of Berger’s products are used in new construction, remodeling, and renovation markets.

Euramax International, Inc. Contact

R. Scott Vansant, Chief Financial Officer, 770-449-7066

Berger Holdings, Ltd. Contact

Francis E. Wellock, Jr., Director of Operations, 215-355-1200 ext. 122

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